Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BLEND LABS, INC.

Blend Labs, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

1.    The name of this corporation is Blend Labs, Inc.

2.    The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of the State of Delaware on April 17, 2012.

3.    The Board of Directors duly adopted resolutions proposing to amend and restate the Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is Blend Labs, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 3500 S. DuPont Hwy, in the City of Dover, County of Kent, Zip Code 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

(A)    Classes of Stock. This Corporation is authorized to issue four classes of stock to be designated, respectively, “Class A Common Stock”, “Class B Common Stock”, “Founders Preferred Stock” and “Preferred Stock.” The total number of shares that this Corporation is authorized to issue is 637,221,699, each with a par value of $0.00001, 199,364,292 shares shall be Class A Common Stock, 286,666,667 shares shall be Class B Common Stock, 1,026,008 shares shall be Founders Preferred Stock and 150,164,732 shares shall be Preferred Stock, of which 15,483,330 shall be designated “Series A Preferred Stock,” of which 12,180,448 shall be designated “Series B Preferred Stock,” of which 8,382,809 shall be designated “Series B-1 Preferred Stock,” of which 15,583,719 shall be designated “Series C Preferred Stock,” of which 33,334,113 shall be designated “Series D Preferred Stock,” of which 4,317,726 shall be designated “Series D-1 Preferred Stock,” of which 27,624,259 shall be designated “Series E

Preferred Stock,” of which 9,906,985 shall be designated “Series F Preferred Stock,” and of which 23,351,343 shall be designated “Series G Preferred Stock.” The Class A Common Stock and Class B Common Stock shall be collectively referred to herein as, the “Common Stock.”

Immediately upon the effectiveness of this Amended Restated Certificate of Incorporation (the “Filing Date”), automatically and without further action on the part of the corporation or any stockholder, the following recapitalization (the “Reverse Stock Split”) shall occur: (i) each three (3) shares of Class A Common Stock that are issued and outstanding or held in treasury immediately prior to the Filing Date shall be combined and reconstituted into one (1) share of Class A Common Stock, (ii) each three (3) shares of Class B Common Stock that are issued and outstanding or held in treasury immediately prior to the Filing Date shall be combined and reconstituted into one (1) share of Class B Common Stock, (iii) each three (3) shares of Founders Preferred Stock that are issued and outstanding or held in treasury immediately prior to the Filing Date shall be combined and reconstituted into one (1) share of Founders Preferred Stock, (iv) each three (3) shares of Series A Preferred Stock that are issued and outstanding or held in treasury immediately prior to the Filing Date shall be combined and reconstituted into one (1) share of Series A Preferred Stock, (v) each three (3) shares of Series B Preferred Stock that are issued and outstanding or held in treasury immediately prior to the Filing Date shall be combined and reconstituted into one (1) share of Series B Preferred Stock, (vi) each three (3) shares of Series B-1 Preferred Stock that are issued and outstanding or held in treasury immediately prior to the Filing Date shall be combined and reconstituted into one (1) share of Series B-1 Preferred Stock, (vii) each three (3) shares of Series C Preferred Stock that are issued and outstanding or held in treasury immediately prior to the Filing Date shall be combined and reconstituted into one (1) share of Series C Preferred Stock, (viii) each three (3) shares of Series D Preferred Stock that are issued and outstanding or held in treasury immediately prior to the Filing Date shall be combined and reconstituted into one (1) share of Series D Preferred Stock, (ix) each three (3) shares of Series D-1 Preferred Stock that are issued and outstanding or held in treasury immediately prior to the Filing Date shall be combined and reconstituted into one (1) share of Series D-1 Preferred Stock, (x) each three (3) shares of Series E Preferred Stock that are issued and outstanding or held in treasury immediately prior to the Filing Date shall be combined and reconstituted into one (1) share of Series E Preferred Stock, (xi) each three (3) shares of Series F Preferred Stock that are issued and outstanding or held in treasury immediately prior to the Filing Date shall be combined and reconstituted into one (1) share of Series F Preferred Stock, and (xii) each three (3) shares of Series G Preferred Stock that are issued and outstanding or held in treasury immediately prior to the Filing Date shall be combined and reconstituted into one (1) share of Series G Preferred Stock. Any stock certificate that, immediately prior to the Filing Date, represents shares of Class A Common Stock, Class B Common Stock, Founders Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, or Series G Preferred Stock shall, from and after the Filing Date, automatically and without the necessity of presenting the same for exchange, represent that number of shares of Class A Common Stock, Class B Common Stock, Founders Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, and Series G Preferred Stock, as the case may be, as equals the number obtained by dividing the number of shares of such Class A Common Stock, Class B Common Stock, Founders Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, or Series G Preferred Stock represented by such certificate immediately prior to the Filing Date by three (3). All share and per share amounts and rights, preferences and privileges of the Class A Common Stock, the Class B Common stock, the Founders Preferred Stock, and the Preferred Stock contained in this Amended and Restated Certificate of Incorporation (the “Restated Certificate”) reflect the Reverse Stock Split (that is, all numeric references and other provisions included in this Restated Certificate have already given effect to, and no further adjustment shall be made on account of, the Reverse Stock Split).

(B)    Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B). Unless otherwise described herein, section references in this Article IV(B) refer to sections of Article IV(B).

1.    Dividend Provisions. The holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on the Common Stock or Founders Preferred Stock of the Corporation, at the rate of $0.023664 per share per annum on each outstanding share of Series A Preferred Stock, at the rate of $0.054063 per share per annum on each outstanding share of Series B Preferred Stock, at the rate of $0.071574 per share per annum on each outstanding share of Series B-1 Preferred Stock, at the rate of $0.146307 per share per annum on each outstanding share of Series C Preferred Stock, at the rate of $0.213756 per share per annum on each outstanding share of Series D Preferred Stock, at the rate of $0.236235 per share per annum on each outstanding share of Series D-1 Preferred Stock, at the rate of $0.285210 per share per annum on each outstanding share of Series E Preferred Stock, at the rate of $0.463662 per share per annum on each outstanding share of Series F Preferred Stock, and at the rate of $0.829668 per share per annum on each outstanding share of Series G Preferred Stock (each as adjusted for stock splits, stock dividends, reclassification and the like; provided that such number already reflects the Reverse Stock Split) then held by them, payable when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”). Such dividends shall be non-cumulative. After payment of such dividends, any additional dividends shall be distributed among the holders of Common Stock, Preferred Stock and Founders Preferred Stock pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all Preferred Stock and Founders Preferred Stock into Common Stock.

2.    Liquidation.

(a)    Preference. In the event of any liquidation, dissolution, winding up or Liquidation Transaction (defined below) of the Corporation, either voluntary or involuntary, the holders of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation and proceeds of the Liquidation Transaction (defined below) to the holders of Common Stock and Founders Preferred Stock, by reason of their ownership thereof, an amount per share equal to the sum of the applicable Original Issue Price (as defined below) for such series of Preferred Stock, plus declared but unpaid dividends on such share. For purposes of this Restated Certificate, “Original Issue Price” shall mean $0.394392 per share for each outstanding share of Series A Preferred Stock, $0.901041 per share for each outstanding share of Series B Preferred Stock, $1.192917 per share for each outstanding share of Series B–1 Preferred Stock, $2.438442 per share for each outstanding share of Series C Preferred Stock, $3.562605 per share for each outstanding share of Series D Preferred Stock, $3.937257 per share for each outstanding share of Series D-1 Preferred Stock, $4.753482 per share for each outstanding share of Series E Preferred Stock, $7.727718 per share for each outstanding share of Series F Preferred Stock, and $13.827822 per share for each outstanding share of Series G Preferred Stock then held by them (in each case, as adjusted for stock splits, stock dividends, reclassification and the like; provided that each such number already reflects the Reverse Stock Split), plus any declared or accrued but unpaid dividends. If, upon the occurrence of such event, the assets thus distributed among the holders of Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets of the Corporation and proceeds from the Liquidation Transaction legally available for distribution shall be distributed ratably among the holders of Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Section 2(a).

(b)    Remaining Assets. Upon the completion of the distribution required by Section 2(a) above the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock and Founders Preferred Stock pro rata based on the number of shares of Common Stock held by each such holder (assuming conversion of all Founders Preferred Stock into Common Stock).

(c)    Deemed Conversion. Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Transaction, as defined below, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Transaction if, as a result of an actual conversion, such holder would receive, in the aggregate as a result of all such shares, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(d)    Allocation of Escrow and Contingent Consideration. In the event of a Liquidation Transaction, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the definitive agreement with respect to such liquidation, dissolution or winding up of the Corporation shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a), 2(b) and 2(c) as if the Initial Consideration were the only consideration payable in connection with such liquidation, dissolution or winding up of the Corporation and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a), 2(b) and 2(c) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 2(d), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such liquidation, dissolution or winding up of the Corporation shall be deemed to be Additional Consideration.

(e)    Certain Acquisitions.

(i)    Deemed Liquidation. For purposes of this Section 2, a Liquidation Transaction shall include (A) the sale, conveyance, or other disposition of all or substantially all of its property, assets or business (including an exclusive license of all or substantially all of the intellectual property of the Corporation) in a single transaction or series of related transactions, (B) the consummation of the merger or consolidation of this Corporation with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Corporation), (C) the closing of a transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities), of the Corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Corporation (or the surviving or acquiring entity), (D) a liquidation, dissolution or winding up of this corporation (any such transaction, a “Liquidation Transaction”), provided that none of the following shall be considered a Liquidation Transaction: (1) a merger effected exclusively for the purpose of changing the domicile of the Corporation, (2) a consolidation or merger with or into a wholly-owned subsidiary of the Corporation, (3) a bona fide equity financing primarily for capital raising purposes in which the Corporation is the surviving corporation, or (4) a transaction in which the existing stockholders of the Corporation immediately prior to the transaction own immediately following such transaction, as a result of securities of the Corporation held immediately prior to such transaction 50% or more of the voting capital stock (on an as converted to Common Stock basis) of the surviving corporation following the transaction. In the event of a merger or consolidation of the Corporation that is deemed pursuant to this section to be a Liquidation Transaction, all references in this Section 2 to “assets of the Corporation” shall be deemed instead to refer to the aggregate consideration to be paid to the holders of the Corporation’s capital stock in such Liquidation Transaction as well as any other assets of the Corporation that may legally be distributed to such. The holders of a majority of the Corporation’s outstanding Preferred Stock (but excluding Excess Shares (as defined below)), voting together as a single class on an as converted to Common Stock basis, shall be entitled to waive the treatment of a transaction as a Liquidation Transaction under this section; provided, however, that if such waiver is in connection with a Liquidation Transaction in which the proceeds from such Liquidation Transaction to which the holders of Series D Preferred Stock would be entitled to receive is less than $3.562605 per share (as adjusted for any stock splits, stock dividends, recapitalizations, combinations, subdivisions and the like with respect to such series of Preferred Stock; provided that such number already reflects the Reverse Stock Split), then the waiver shall not be effective unless approved by the holders of a majority of the outstanding shares of Series D Preferred Stock, voting separately as a separate series (and each BHCA Stockholder (as defined below) as a holder of shares of Preferred Stock shall be permitted to vote, or consent with respect to, any shares of Preferred Stock it may hold that are Excess Shares in respect of any such vote or consent); provided, further, that if such waiver is in connection with a Liquidation Transaction in which the proceeds from such Liquidation Transaction to which the holders of Series E Preferred Stock would be entitled to receive is less than $4.753482 per share (as adjusted for any stock splits, stock dividends, recapitalizations, combinations, subdivisions and the like with respect to such series of Preferred Stock; provided that such number already reflects the Reverse Stock Split) following such waiver, then the waiver shall not be effective unless approved by the holders of a majority of the outstanding shares of Series E Preferred Stock, voting separately as a separate series; provided, further, that if such waiver is in connection with a Liquidation Transaction in which the proceeds from such Liquidation Transaction to which the holders of Series F Preferred Stock would be entitled to receive is less than $7.727718 per share (as adjusted for any stock splits, stock dividends, recapitalizations, combinations, subdivisions and the like with respect to such series of Preferred Stock; provided that such number already reflects the Reverse Stock Split) following such waiver, then the waiver shall not be effective unless approved by the holders of a majority of the outstanding shares of Series F Preferred Stock, voting separately as a separate series; provided, further, that if such waiver is in connection with a Liquidation Transaction in which the proceeds from such Liquidation Transaction to which the holders of Series G Preferred Stock would be entitled to receive is less than $13.827822 per share (as adjusted for any stock splits, stock dividends, recapitalizations, combinations, subdivisions and the like with respect to such series of Preferred Stock; provided that such number already reflects the Reverse Stock Split) following such waiver, then the waiver shall not be effective unless approved by the holders of a majority of the outstanding shares of Series G Preferred Stock, voting separately as a separate series.

(ii)    Valuation of Consideration. In the event of any deemed liquidation as described in Section 2(e)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as reasonably determined in good faith by the Board of Directors. Any securities shall be valued as follows:

(A)    Securities not subject to investment letter or other similar restrictions on free marketability:

(1)    If traded on a securities exchange or the Nasdaq Stock Market (“Nasdaq”), the value shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange or Nasdaq over a specified time period;

(2)    If actively traded over-the-counter, the value shall be based on a formula approved by the Board of Directors and derived from the closing bid or sales prices (whichever is applicable) of such securities over a specified time period; and

(3)    If there is no active public market, the value shall be the fair market value thereof, as reasonably determined in good faith by the Board of Directors.

(B)    The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2(e)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(C)    The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Transaction shall, with the appropriate approval of the definitive agreements governing such Liquidation Transaction by the stockholders under the General Corporation Law and Section 6 of this Article IV(B), be superseded by the determination of such value set forth in the definitive agreements governing such Liquidation Transaction.

(f)    Notice of Liquidation Transaction. The Corporation shall give each holder of record of Preferred Stock written notice of any impending Liquidation Transaction not later than 20 days prior to the stockholders’ meeting called to approve such Liquidation Transaction, or 20 days prior to the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction. Unless such notice requirements are waived, the Liquidation Transaction shall not take place sooner than 20 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of this Restated Certificate, all notice periods or requirements in this Restated Certificate may be shortened or waived on behalf of the holders of Preferred Stock, either before or after the action for which notice is required, upon the vote or written consent of the holders of a majority of the Corporation’s outstanding Preferred Stock (but excluding any Excess Shares (as defined below)) (voting together as a single class on an as converted to Common Stock basis) that are entitled to such notice rights.

(g)    Effect of Noncompliance. In the event the requirements of Section 2(f) are not complied with, the Corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until the requirements of this Section 2 have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2(f).

(h)    Consideration to BHCA Stockholders. Notwithstanding anything herein to the contrary, in the event of any Liquidation Transaction, no BHCA Stockholder (as defined below) shall be required to accept any consideration that is not (i) cash or (ii) Marketable Securities in exchange for or in respect of such BHCA Stockholder’s shares of the Corporation’s capital stock. “Marketable Securities” shall mean securities meeting all of the following requirements: (1) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act; (2) the class and series of shares or other security of the issuer that would be received by a

BHCA Stockholder in connection with a Liquidation Transaction is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market; (3) the ownership or possession of such securities by a BHCA Stockholder is not impermissible or unduly burdensome under the BHCA or any rule, regulation or guidance promulgated thereunder and (4) following the closing of such Liquidation Transaction, a BHCA Stockholder would not be restricted from publicly reselling all of the issuer’s shares and/or other securities that would be received by such BHCA Stockholder in such Liquidation Transaction except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations and (y) does not extend beyond six (6) months from the closing of such Liquidation Transaction. Notwithstanding the foregoing, securities held in escrow or subject to holdback to cover indemnification related claims shall be deemed to be Marketable Securities if they would otherwise be Marketable Securities but for the fact that they are held in escrow or subject to holdback to cover indemnification related claims.

3.    Redemption. Except in connection with a BHCA Put Right (as defined below), the Preferred Stock is not mandatorily redeemable.

4.    Conversion. The holders of shares of Preferred Stock shall be entitled to conversion rights as follows:

(a)    Right to Convert. Subject to Section 4(c), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing the Original Issue Price for such series (as such price may be adjusted to any stock splits, stock dividends, recapitalizations, combinations, subdivisions and the like with respect to such series of Preferred Stock), by the Conversion Price applicable to such series, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion (the “Conversion Rate”). The initial “Conversion Price” shall be $0.394392 per share for the Series A Preferred Stock, $0.901041 per share for the Series B Preferred Stock, $1.192917 per share for the Series B-1 Preferred Stock, $2.438442 per share for the Series C Preferred Stock, $3.562605 per share for the Series D Preferred Stock, $3.937257 per share for the Series D-1 Preferred Stock, $4.753482 per share for the Series E Preferred Stock, $7.727718 per share for the Series F Preferred Stock, and $13.827822 per share for the Series G Preferred Stock. Such initial Conversion Price for the Preferred Stock shall be subject to adjustment as set forth in Section 4(d) below (provided that such number already reflects the Reverse Stock Split). In addition, subject to Section 4(c), each share of Series D-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into one (1) fully paid and nonassessable share of Series D Preferred Stock.

(b)    Automatic Conversion.

(i)    Each share of Preferred Stock shall automatically be converted into shares of Class A Common Stock at the Conversion Rate then in effect for such series of Preferred Stock immediately upon the earlier of (A) except as provided below in Section 4(c), immediately prior to the Corporation’s sale of its Common Stock in a public offering pursuant to a registration statement on Form S-1 under the Securities Act which results in a price per share of not less than $13.827822 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock; provided that such number already reflects the Reverse Stock Split) and which results in aggregate cash proceeds to the Corporation of not less than $50,000,000 (net of underwriting discounts and commissions) (a “Qualified IPO”), (B) immediately prior to the effectiveness of the registration statement under the Securities Exchange Act of 1934, as amended, in connection with the initial listing of the Common Stock (or other equity securities of the Corporation into which the Common Stock converts) on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace approved by the Board of Directors by means of an effective registration statement under the Securities Act filed by the Corporation with the Securities and Exchange Commission, without a related underwritten offering of such Common Stock (or other equity securities) (a “Direct Listing”), (C) the Corporation’s consummation of a merger, consolidation, share exchange or similar transaction or series of transactions with a publicly-traded “special purpose acquisition company” or its subsidiary (collectively, a “SPAC”) in which the common stock (or similar securities) of the SPAC or its successor entity is listed on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace approved by the Board of Directors, immediately following the consummation of such transaction or series of transactions (such transaction or series of related transactions, the “SPAC Transaction”), or (D) the date specified by vote or written consent of the holders of a majority of the then-outstanding shares of Preferred Stock, voting together as a single class and not as separate series on an as converted to Common Stock basis; provided, that such majority must include the majority of then-outstanding shares of each of the Series E Preferred Stock , Series F Preferred Stock and Series G Preferred Stock, each voting as separate series, except in connection with a conversion pursuant to a Qualified IPO; and provided further, that each BHCA Stockholder as a holder of Preferred Stock shall be entitled to vote, or consent with respect to, any shares of Preferred Stock it may hold that are Excess Shares in respect of any vote required by this clause (D), and all such Excess Shares shall be counted for purposes of determining whether the requisite vote or consent has been obtained (an automatic conversion referred to in this clause (D) is referred to herein as a “Mandatory Conversion”); provided, further, with respect to the Series G Preferred Stock, (1) in the case of an automatic conversion pursuant to Subsection 4(b)(i)(B) the Board of Directors shall have unanimously determined in good faith after consultation with a Qualified Investment Bank (as defined below), that the Common Stock (or other equity securities of the Corporation into which the Common Stock converts) in such Direct Listing is expected to trade at a price per share of at least $13.827822 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock; provided that such number already reflects the Reverse Stock Split) at any time on the first day of trading (a “Qualified Direct Listing”) and (2) in the case of an automatic conversion pursuant to Subsection 4(b)(i)(C), the implied valuation of each share of Series G Preferred Stock upon consummation of any merger or consolidation effected in connection with a SPAC Transaction, measured in accordance with Section 2(e)(ii) must be at least $13.827822 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock; provided that such number already reflects the Reverse Stock Split) (a “Qualified SPAC Transaction”). Upon automatic conversion of all outstanding shares of Preferred Stock into shares of Common Stock immediately prior to a SPAC Transaction pursuant to clause (B) of the immediately preceding sentence, all rights of the Preferred Stock under Section 2 with respect to preferential payments in connection with the SPAC Transaction as a Liquidation Transaction or otherwise will terminate, and no such rights shall apply with respect to the SPAC Transaction, provided that this sentence shall not reduce the consideration otherwise payable to holders of Series G Preferred Stock in respect of preferential payments under Section 2 in connection with any SPAC Transaction that is not a Qualified SPAC Transaction. A “Qualified Investment Bank” means (x) any of Allen & Company LLC, BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC or Morgan Stanley & Co. LLC (or any of their respective successors), or (y) any other investment bank of national standing that is reasonably approved in writing by the holders of a majority of the outstanding shares of Series G Preferred Stock (such approval not to be unreasonably withheld, conditioned or delayed).

(ii)    Without limiting Section 4(b)(i)(D) above, upon the conversion of shares of Series D Preferred Stock pursuant to a Mandatory Conversion in connection with a Liquidation Transaction in which the proceeds of such Liquidation Transaction to the holders of Series D Preferred Stock as holders of Common Stock (i.e. after giving effect to the Mandatory Conversion) would be less, in the aggregate, than the proceeds of such Liquidation Transaction to be received by the holders of Series D Preferred Stock as holders of Series D Preferred Stock (i.e. assuming no such Mandatory Conversion), then, in the event that such Mandatory Conversion was not consented to by the holders of a majority of the outstanding shares of Series D Preferred Stock (voting as a separate class), the Conversion Price of the Series D Preferred Stock that would otherwise be applied to such Mandatory Conversion shall be automatically adjusted (without further action) to the Conversion Price that results in the holders of Series D Preferred Stock being converted into Common Stock, pursuant to such Mandatory Conversion, receiving in such Mandatory Conversion that number of shares of Common Stock in respect of their shares of Series D Preferred Stock that will result in such holders receiving in the Liquidation Transaction an aggregate amount of proceeds that is equal to the amount of proceeds that would have been distributed to the holders of Series D Preferred Stock pursuant to Section 2 above (including, without limitation, Section 2(a)) with respect to such Liquidation Transaction had such Mandatory Conversion not occurred.

(iii)    Without limiting Section 4(b)(i)(D) above, the consent of the holders of a majority of the then-outstanding shares of Series E Preferred Stock (voting as a separate class) shall be required for the conversion of shares of Series E Preferred Stock pursuant to a Mandatory Conversion in connection with a Liquidation Transaction in which the proceeds of such Liquidation Transaction to the holders of Series E Preferred Stock as holders of Common Stock (i.e. after giving effect to the Mandatory Conversion) would be less, in the aggregate, than the proceeds of such Liquidation Transaction to be received by the holders of Series E Preferred Stock as holders of Series E Preferred Stock (i.e. assuming no such Mandatory Conversion).

(iv)    Without limiting Section 4(b)(i)(D) above, the consent of the holders of a majority of the then-outstanding shares of Series F Preferred Stock (voting as a separate class) shall be required for the conversion of shares of Series F Preferred Stock pursuant to a Mandatory Conversion in connection with a Liquidation Transaction in which the proceeds of such Liquidation Transaction to the holders of Series F Preferred Stock as holders of Common Stock (i.e. after giving effect to the Mandatory Conversion) would be less, in the aggregate, than the proceeds of such Liquidation Transaction to be received by the holders of Series F Preferred Stock as holders of Series F Preferred Stock (i.e. assuming no such Mandatory Conversion).

(v)    Without limiting Section 4(b)(i)(D) above, the consent of the holders of a majority of the then-outstanding shares of Series G Preferred Stock (voting as a separate class) shall be required for the conversion of shares of Series G Preferred Stock pursuant to a Mandatory Conversion in connection with a Liquidation Transaction in which the proceeds of such Liquidation Transaction to the holders of Series G Preferred Stock as holders of Common Stock (i.e. after giving effect to the Mandatory Conversion) would be less, in the aggregate, than the proceeds of such Liquidation Transaction to be received by the holders of Series G Preferred Stock as holders of Series G Preferred Stock (i.e. assuming no such Mandatory Conversion).

(c)    Mechanics of Conversion. Subject to Section 2(c) above, before any holder of Preferred Stock shall be entitled to convert such Preferred Stock into shares of Class A Common Stock, the holder shall (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and, in each case, shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class A Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, (i) issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid and (ii) pay in cash or, to the extent sufficient funds are not then legally available therefor, in Class A Common Stock (at the Class A Common Stock’s fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. If the conversion is in connection with a firm commitment underwritten public offering of securities, registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event any persons entitled to receive Class A Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with the automatic conversion provisions of Section 4(b)(i)(D) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the person entitled to receive shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Class A Common Stock as of such date. Before any holder of Series D-1 Preferred Stock shall be entitled to convert such Series D-1 Preferred Stock into shares of Series D Preferred Stock, the holder shall (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such Series D-1 Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and, in each case, shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Series D Preferred Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series D-1 Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Series D Preferred Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Series D-1 Preferred Stock to be converted, and the person or persons entitled to receive the shares of Series D Preferred Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Series D Preferred Stock as of such date..

(d)    Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i)    Issuance of Additional Stock Below Purchase Price. If the Corporation should issue, at any time after the date upon which any shares of Series G Preferred Stock were first issued (the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price applicable to such series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock (as adjusted for stock splits, stock dividends, reclassifications, stock combinations and the like), the Conversion Price for each such series of Preferred Stock in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).

(A)    Adjustment Formula. Whenever the Conversion Price is adjusted pursuant to this Section 4(d)(i), the new Conversion Price for such series shall be determined by multiplying the Conversion Price for such series then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Common” shall mean and include the following: (1) shares of outstanding Common Stock, (2) shares of Common Stock issuable upon conversion of outstanding Preferred Stock, (3) shares of Common Stock issuable upon exercise of outstanding stock options and (4) shares of Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of outstanding warrants, in each case as calculated pursuant to Section 4(d)(1)(E) below. In the event that the Corporation issues or sells, or is deemed to have issued or sold, shares of Additional Stock that results in an adjustment to a Conversion Price pursuant to the provisions of this Section 4(d) (the “First Dilutive Issuance”), and this corporation then issues or sells, or is deemed to have issued or sold, shares of Additional Stock in a subsequent issuance other than the First Dilutive Issuance that would result in further adjustment to a Conversion Price (a “Subsequent Dilutive Issuance”) pursuant to the same instruments as the First Dilutive Issuance, then and in each such case upon a Subsequent Dilutive Issuance the applicable Conversion Price for each series of Preferred Stock shall be reduced to the applicable Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(B)    Definition of Additional Stock. For purposes of this Section 4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Purchase Date, (other than (1) through (10) below, the “Carve Out Stock”):

(1)    Shares of Common Stock issued pursuant to stock splits, stock dividends or similar transactions, as described in Section 4(d)(ii) hereof;

(2)    Shares of Common Stock issuable upon conversion, exchange or exercise of convertible, exchangeable or exercisable securities outstanding as of the Purchase Date including, without limitation, warrants, notes or options;

(3)    Shares of Common Stock (or options therefor) issued or issuable to employees, consultants, officers or directors of the Corporation pursuant to stock option plans or restricted stock plans or agreements approved by the Board of Directors;

(4)    Shares of Common Stock issued or issuable in a Qualified IPO;

(5)    Shares of Common Stock issued or issuable pursuant to the Series G Preferred Stock Purchase Agreement, dated on or about the Filing Date, between the Corporation and the other parties thereto, as it may be amended;

(6)    Shares of Common Stock issued or issuable in connection with a bona fide acquisition by the Corporation of another company or business, which acquisition is approved by the Board of Directors, including the approval of at least one Preferred Director (as defined below);

(7)    Shares of Common Stock issued or issuable to financial institutions, equipment lessors, or similar persons in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, in each case entered into for primarily non-equity financing purposes, which issuances are approved by the Board of Directors, including the approval of at least one Preferred Director;

(8)    Shares of Common Stock issued or issuable to an entity as a component of any business relationship with such entity primarily for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Corporation’s products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which are approved by the Board of Directors, including the approval of at least one Preferred Director;

(9)    Shares of Common Stock issued or issuable upon conversion of the Preferred Stock; or

(10)    Shares of Common Stock issued or issuable pursuant to the exercise of warrants that are unanimously approved by the Board of Directors.

(C)    No Fractional Adjustments. No adjustment of the Conversion Price for a particular series of the Preferred Stock shall be made in an amount less than one hundredth of one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Class A Common Stock as determined in good faith by the Board of Directors.

(D)    Determination of Consideration. In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.

(E)    Deemed Issuances of Common Stock. In the case of the issuance (whether on or after the filing date of this Restated Certificate (the “Filing Date”)) of securities or rights convertible into, or exercisable or exchangeable into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Section 4(d)(i):

(1)    The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D)).

(2)    In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(3)    Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(4)    The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4(d)(i)(E) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(2) or (3).

(F)    No Increased Conversion Price. Notwithstanding any other provisions of this Section 4(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(2) and (E)(3), no adjustment of the Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(ii)    Stock Splits and Dividends. In the event the Corporation should at any time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock that is convertible into Common Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).

(iii)    Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e)    Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i) or in Section 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of each series of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

(f)    Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Section 2 or this Section 4) provision shall be made so that the holders of each series of Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g)    No Fractional Shares and Certificate as to Adjustments.

(i)    No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(ii)    Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof. The Corporation shall, upon the written request at any time of any holder of such Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

(h)    Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right. All notice periods or requirements in this Restated Certificate may be shortened or waived, either before or after the action for which notice is required, upon the vote or written consent of the holders of a majority of the Corporation’s outstanding Preferred Stock (but excluding Excess Shares) (voting together as a single class on an as converted to Common Stock basis) that are entitled to such notice rights.

(i)    Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of each series of Preferred Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(j)    Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the U.S. mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

(k)    Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of each series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of Preferred Stock (but excluding any Excess Shares) (voting together as a single class on an as converted to Common Stock basis). Notwithstanding the foregoing sentence, no downward adjustment of the Series D Preferred Stock Conversion Price may be waived either prospectively or retroactively, either generally or in a particular instance, pursuant to this paragraph unless holders of at least a majority of the then outstanding shares of Series D Preferred Stock approve such waiver (and each BHCA Stockholder as a holder of Preferred Stock shall be entitled to vote, or consent with respect to, any shares of Preferred Stock it may hold that are Excess Shares in respect of any such vote or consent, and all such Excess Shares shall be counted for purposes of determining whether the requisite vote has been obtained), no downward adjustment of the Series E Preferred Stock Conversion Price may be waived either prospectively or retroactively, either generally or in a particular instance, pursuant to this paragraph unless holders of at least a majority of the then outstanding shares of Series E Preferred Stock approve such waiver, no downward adjustment of the Series F Preferred Stock Conversion Price may be waived either prospectively or retroactively, either generally or in a particular instance, pursuant to this paragraph unless holders of at least a majority of the then outstanding shares of Series F Preferred Stock approve such waiver and no downward adjustment of the Series G Preferred Stock Conversion Price may be waived either prospectively or retroactively, either generally or in a particular instance, pursuant to this paragraph unless holders of at least a majority of the then outstanding shares of Series G Preferred Stock approve such waiver. Any such waiver shall bind all future holders of shares of Preferred Stock.

(l)    No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock against impairment.

5.    Voting Rights.

(a)    General Voting Rights. Except as expressly provided by this Restated Certificate or as provided by law, the holders of Preferred Stock shall have the same voting rights as the holders of Class A Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and the holders of Common Stock, the holders of Founders Preferred Stock and the holders of Preferred Stock shall vote together as a single class and on an as-converted basis on all matters. Except as expressly provided by this Restated Certificate, each holder of each share of Preferred Stock shall have the right to the number of votes to which a share of Class A Common Stock is entitled for each share of Class A Common Stock into which such Preferred Stock could then be converted as of the record date for determining stockholders entitled to vote on such matter (e.g., as of the Filing Date, a holder of two (2) shares of Preferred Stock as of the Filing Date would have the right to an aggregate of twenty (20) votes for the two (2) shares of Preferred Stock held by such holder). Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b)    So long as at least 7,000,000 shares of Series D Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like; provided that such number already reflects the Reverse Stock Split), the holders of such shares of Series D Preferred Stock shall be entitled to elect one (1) director of the Corporation at any election of directors (the “Series D Director”). So long as at least 4,000,000 shares of Series C Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like; provided that such number already reflects the Reverse Stock Split), the holders of such shares of Series C Preferred Stock shall be entitled to elect one (1) director of the Corporation at any election of directors (the “Series C Director” and together with the Series D Director, the “Preferred Directors”). The holders of a majority of the voting power of the outstanding Class A Common Stock not issued upon conversion of Preferred Stock shall be entitled to elect four (4) directors of the Corporation at any election of directors (each, a “Common Director”). The holders of a majority of the voting power of the Preferred Stock and Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect any remaining directors of this corporation. Notwithstanding the foregoing, in accordance with Section 5(c) below, no BHCA Stockholder (as defined herein) shall be entitled to vote, or consent with respect to, more than 4.99% of any “class of voting securities” (as defined below) of the Corporation with respect to any election of any director, and any Excess Shares shall not be counted for purposes of determining whether the requisite vote or written consent has been obtained or to be counted towards any quorum required pursuant to this Restated Certificate. One (1) of the Common Directors may be designated by the holders of a majority of the Corporation’s Class A Common Stock as the “Special Common Director” (the “Special Common Director”). The Special Common Director, if designated, shall have the number of votes as a director at each meeting and for each action by written consent of the Board of Directors equal to one (1) plus the number of then-vacant Common Director seats (i.e., if there are two (2) vacant Common Director seats, the Special Common Director shall have three (3) votes as a director at each meeting and for each action by written consent of the Board of Directors). The remaining directors shall each have one (1) vote as a director at each meeting and for each action by written consent of the Board of Directors. Every reference in this Restated Certificate or the Corporation’s bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board of Directors’ action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

(c)    BHCA Stockholders.

(i)    If a BHCA Stockholder, together with any of its Affiliates (as defined below), at any time holds any shares of Common Stock or Preferred Stock that, on either an unconverted or an individually converted basis (including if or as if optionally converted into Class A Common Stock in accordance with Section 4) and in the aggregate would constitute more than 4.99% of a class of voting securities of the Corporation (such shares in excess of such 4.99% threshold held by the BHCA Stockholder, “Excess Shares”), then, except as otherwise set forth in this Section 5(c)(i), elsewhere in this Restated Certificate or any other agreements between the Corporation and its stockholders where the consent or vote of the stockholders is required on a particular matter, any Excess Shares shall not be entitled to vote or consent to any matter (and regardless of the class or classes of securities that are voting on such matter) pursuant to the Restated Certificate, the Bylaws of the Corporation, or any other agreements between the Corporation and its stockholders where the consent or vote of the stockholders is required on a particular matter, and such Excess Shares shall not be entitled to vote or to be counted for purposes of determining whether any vote required under the Restated Certificate has been approved by the requisite percentage of voting securities or to be counted towards any quorum required pursuant to the Restated Certificate. Without limiting the foregoing, a BHCA Stockholder may voluntarily elect to classify all or a portion of the shares of Common Stock and Preferred Stock held by it as “Excess Shares,” even if such shares are not in excess of the 4.99% threshold, by delivering written notice thereof to the Corporation. Such shares shall be deemed to be “Excess Shares” automatically and immediately upon delivery of such written notice to the Corporation. Once shares have been classified as “Excess Shares” (due to being in excess of such 4.99% threshold or by voluntary election by a BHCA Stockholder), such shares shall remain nonvoting and classified as Excess Shares hereunder, including in the event such BHCA Stockholder’s holdings of such class of voting securities of the Corporation decrease, whether below 4.99% or otherwise, except upon a transfer as set forth in Section 5(c)(iii) below. No other rights attaching to the Excess Shares shall be amended, reduced, waived, or otherwise varied pursuant to this Section 5(c). For the avoidance of doubt, Excess Shares are a designation of a class and series of the Corporation’s capital stock and in no event shall Excess Shares be (i) deemed a separate class or series of the Corporation’s capital stock or (ii) entitled, pursuant to this Restated Certificate or under law, to vote exclusively as a separate class except pursuant to Section 6(c) of this Restated Certificate.

(ii)    If a BHCA Stockholder and one or more of its Affiliates each hold shares of capital stock of the Corporation that, in the aggregate, would constitute more than 4.99% of a class of voting securities of the Corporation, such BHCA Stockholder and such Affiliates of such BHCA Stockholder that have elected to be treated as BHCA Stockholders may direct the Corporation as to how to allocate such Excess Shares among the BHCA Stockholder and such Affiliates. In addition, nothing herein or elsewhere shall prohibit a BHCA Stockholder from transferring any portion of its shares to an Affiliate of such BHCA Stockholder.

(iii)    Excess Shares shall remain nonvoting upon transfer (including upon transfer to other BHCA Stockholders), except that Excess Shares shall be entitled to the full voting rights set forth for such shares pursuant to the Restated Certificate and shall no longer be deemed to be Excess Shares following the transfer of such Excess Shares to:

(A)    the Corporation;

(B)    a transferee in a widespread public distribution of the voting securities of the Corporation;

(C)    an underwriter for the purpose of conducting a widespread public distribution of the voting securities of the Corporation;

(D)    a transferee in a transfer or series of related transfers in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the Corporation; or

(E)    a transferee if such transferee would control more than 50% of the voting securities of the Corporation notwithstanding any transfer of Excess Shares.

(iv)    With respect to the drag-along right (the “Drag-Along Right”) set forth in the Amended and Restated First Refusal and Co-Sale Agreement of the Corporation, dated on or about the Filing Date, as may be amended and/or restated from time to time (“ROFR Agreement”), a BHCA Stockholder will not be entitled to vote as to whether such Drag-Along Right is invoked unless (i) such a vote would be permitted under the BHCA and (ii) the BHCA Stockholder expressly agrees in writing with the Corporation that the BHCA Stockholder is permitted to vote as to such matter.

(v)    In the event that the Drag-Along Right is exercised in connection with any Sale of the Company (as defined in the ROFR Agreement) and any BHCA Stockholder does not participate in such Sale of the Company (as permitted by the ROFR Agreement), such BHCA Stockholder shall (pursuant to Section 262(c) of the Delaware General Corporation Law) have full appraisal rights in connection with such Sale of the Company under Section 262 of the General Corporation Law; provided, that such appraisal rights shall only be available in any instance of such rights are perfected by such BHCA Stockholder in accordance with the terms of Section 262(d) of the Delaware General Corporation Law.

(vi)    For the purposes of this Section 5(c):

(A)    an “Affiliate” of any person or entity shall have the meaning set forth in the BHCA and the BHCA’s implementing regulation, Regulation Y, as issued by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”);

(B)    the “BHCA” means the Bank Holding Company Act of 1956, as amended;

(C)    a “BHCA Stockholder” means any holder of capital stock of the Corporation that is a bank, bank holding company or financial holding company (as defined in the BHCA) or any Affiliate thereof and that has delivered written notice to the Corporation of its election to be treated as a BHCA Stockholder for purposes of this Section 5(c), which notice shall be irrevocable; and

(D)    a “class of voting securities” shall have the same meaning as “class of voting shares” in the Federal Reserve Board’s Regulation Y.

6.    Protective Provisions.

(a)    So long as at least 6,666,667 shares (as adjusted for stock splits, stock dividends, reclassification and the like; provided that such number already reflects the Reverse Stock Split) of Preferred Stock are outstanding, the Corporation shall not do any of the following (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as converted to Common Stock basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force and effect; provided, however, that in accordance with Section 5(c), no BHCA Stockholder shall be entitled to vote, or consent with respect to, any Excess Shares with respect to the matters set forth below (except to the extent that an alteration or change under Section 6(a)(ii) would significantly and adversely affect the rights or preference of any security held by the BHCA Stockholder, as determined under the Federal Reserve Board’s Regulation Y, in which case all shares held thereby shall be entitled to vote or consent with respect thereto and all such shares shall be counted for purposes of determining whether the requisite vote has been obtained), and any Excess Shares held by a BHCA Stockholder shall not be counted (in the numerator or denominator) for purposes of determining whether the requisite vote or written consent has been obtained or to be counted towards any quorum required pursuant to the Restated Certificate:

(i)    effect, whether by a single transaction or series of related transactions, a Liquidation Transaction or other liquidation, dissolution or winding up of the Corporation, or the acquisition of another company or business by the Corporation, unless such acquisition is approved by the Board of Directors, including the affirmative approval of at least one of the Preferred Directors;

(ii)    alter or change the rights, preferences or privileges of the Preferred Stock, whether by amendment, alteration or repeal (by reclassification, merger or otherwise) of this Certificate of Incorporation or otherwise;

(iii)    declare or pay a dividend or other distribution with respect to, or make any purchase or redemption of, any shares of the Corporation’s capital stock, except for (A) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (B) repurchases of Common Stock pursuant to contractual rights of first refusal approved by the Board of Directors, including the affirmative approval of at least one of the Preferred Directors, and (C) the repurchase of shares of Preferred Stock or Common Stock or any other contribution of such shares from a BHCA Stockholder pursuant to any side letter agreement or other agreement between the Corporation and such BHCA Stockholder (a “BHCA Put Right”);

(iv)    change the number of authorized directors;

(v)    increase (other than by conversion) the number of authorized shares of the Preferred Stock, Founders Preferred Stock or Common Stock, or any class or series thereof;

(vi)    authorize or issue (by reclassification, merger or otherwise), or obligate itself to issue, any other equity security, including any security (other than the Series G Preferred Stock authorized by this Restated Certificate) convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Preferred Stock authorized by this Restated Certificate with respect to voting (other than the pari passu voting rights of Common Stock), dividends, redemption, conversion or upon liquidation; or

(vii)    amend, alter or repeal this Section 6 or any provision hereof.

(b)    So long as at least 3,333,334 shares (as adjusted for stock splits, stock dividends, reclassification and the like; provided that such number already reflects the Reverse Stock Split) of Series D Preferred Stock are outstanding, the Corporation shall not do any of the following (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series D Preferred Stock, voting together as a separate class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force and effect:

(i)    amend any provision of the Corporation’s Certificate of Incorporation which adversely changes the powers, preferences or rights of the Series D Preferred Stock in a manner disproportionate to the other series of Preferred Stock; provided, however, that each BHCA Stockholder shall only be entitled to vote (or consent with respect to) any shares of Preferred Stock held by such BHCA Stockholder in respect of any vote required by this Section 6(b)(i) if the proposed amendment or waiver would significantly and adversely affect the rights or preference of any security held by the BHCA Stockholder, as determined under the Federal Reserve Board’s Regulation Y; or

(ii)    any increase or decrease of the total number of authorized shares of Series D Preferred Stock; provided, that no BHCA Stockholder shall be entitled to vote (or consent with respect to) any shares of Preferred Stock held by such BHCA Stockholder in respect of any vote required by this Section 6(b)(ii); provided further that this Section 6(b)(ii) shall not apply to an amendment or restatement of the Corporation’s Certificate of Incorporation in connection with a Qualified IPO, Direct Listing, SPAC Transaction or Mandatory Conversion.

(c)    So long as at least 2,833,334 shares (as adjusted for stock splits, stock dividends, reclassification and the like; provided that such number already reflects the Reverse Stock Split) of Series E Preferred Stock are outstanding, the Corporation shall not do any of the following (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series E Preferred Stock, voting together as a separate class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force and effect:

(i)    amend any provision of the Corporation’s Certificate of Incorporation which adversely changes the powers, preferences or rights of the Series E Preferred Stock in a manner disproportionate to the other series of Preferred Stock; provided, however, that each BHCA Stockholder shall only be entitled to vote (or consent with respect to) any shares of Preferred Stock held by such BHCA Stockholder in respect of any vote required by this Section 6(c)(i) if the proposed amendment or waiver would significantly and adversely affect the rights or preference of any security held by the BHCA Stockholder, as determined under the Federal Reserve Board’s Regulation Y;

(ii)    any increase or decrease of the total number of authorized shares of Series E Preferred Stock; provided, that no BHCA Stockholder shall be entitled to vote (or consent with respect to) any shares of Preferred Stock held by such BHCA Stockholder in respect of any vote required by this Section 6(c)(ii); provided further that this Section 6(c)(ii) shall not apply to an amendment or restatement of the Corporation’s Certificate of Incorporation in connection with a Qualified IPO, Direct Listing, SPAC Transaction or Mandatory Conversion;

(iii)    effect, whether by a single transaction or a series of related transactions, a Liquidation Transaction or other liquidation, dissolution or winding up of the Corporation, unless the proceeds from such transaction to the holder of shares of Series E Preferred Stock exceed $4.753482 per share (as adjusted for stock splits, stock dividends, reclassification and the like; provided that such number already reflects the Reverse Stock Split); or

(iv)    amend or alter any provision of this Restated Certificate which explicitly grants the holders of shares of Series E Preferred Stock a separate voting right.

(d)    So long as at least 966,667 shares (as adjusted for stock splits, stock dividends, reclassification and the like; provided that such number already reflects the Reverse Stock Split) of Series F Preferred Stock are outstanding, the Corporation shall not do any of the following (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series F Preferred Stock, voting together as a separate class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force and effect:

(i)    amend any provision of the Corporation’s Certificate of Incorporation which adversely changes the powers, preferences or rights of the Series F Preferred Stock in a manner disproportionate to the other series of Preferred Stock; provided, however, that each BHCA Stockholder shall only be entitled to vote (or consent with respect to) any shares of Preferred Stock held by such BHCA Stockholder in respect of any vote required by this Section 6(d)(i) if the proposed amendment or waiver would significantly and adversely affect the rights or preference of any security held by the BHCA Stockholder, as determined under the Federal Reserve Board’s Regulation Y;

(ii)    any increase or decrease of the total number of authorized shares of Series F Preferred Stock; provided, that no BHCA Stockholder shall be entitled to vote (or consent with respect to) any shares of Preferred Stock held by such BHCA Stockholder in respect of any vote required by this Section 6(d)(ii); provided further that this Section 6(d)(ii) shall not apply to an amendment or restatement of the Corporation’s Certificate of Incorporation in connection with a Qualified IPO, Direct Listing, SPAC Transaction or Mandatory Conversion;

(iii)    effect, whether by a single transaction or a series of related transactions, a Liquidation Transaction or other liquidation, dissolution or winding up of the Corporation, unless the proceeds from such transaction to the holder of shares of Series F Preferred Stock exceed $7.727718 per share (as adjusted for stock splits, stock dividends, reclassification and the like; provided that such number already reflects the Reverse Stock Split); or

(iv)    amend or alter any provision of this Restated Certificate which explicitly grants the holders of shares of Series F Preferred Stock a separate voting right.

(e)    So long as at least 2,233,334 shares (as adjusted for stock splits, stock dividends, reclassification and the like; provided that such number already reflects the Reverse Stock Split) of Series G Preferred Stock are outstanding, the Corporation shall not do any of the following (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series G Preferred Stock, voting together as a separate class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force and effect:

(i)    amend any provision of the Corporation’s Certificate of Incorporation or Bylaws which adversely changes the powers, preferences or rights of the Series G Preferred Stock in a manner disproportionate to the other series of Preferred Stock;

(ii)    any increase or decrease of the total number of authorized shares of Series G Preferred Stock; provided further that this Section 6(e)(ii) shall not apply to an amendment or restatement of the Corporation’s Certificate of Incorporation in connection with a Qualified IPO, Qualified Direct Listing, Qualified SPAC Transaction or Mandatory Conversion;

(iii)    effect, whether by a single transaction or a series of related transactions, a Liquidation Transaction or other liquidation, dissolution or winding up of the Corporation, unless the proceeds from such transaction to the holder of shares of Series G Preferred Stock exceed $13.827822 per share (as adjusted for stock splits, stock dividends, reclassification and the like; provided that such number already reflects the Reverse Stock Split); or

(iv)    amend or alter any provision of this Restated Certificate which explicitly grants the holders of shares of Series G Preferred Stock a separate voting right.

(f)    Any amendment to or waiver of Section 2(h), Section 5(c), the proviso in the first paragraph of Section 6(a), subclause (C) of Section 6(a)(iii), the proviso of Section 6(b)(i), the proviso of Section 6(b)(ii), the proviso of Section 6(c)(i), the proviso of Section 6(c)(ii), the proviso of Section 6(d)(i), the proviso of Section 6(d)(ii), this Section 6(f), clause (v) of Article IX and any provision relating expressly to the treatment of Excess Shares (which, for the avoidance of doubt, does not include any provision that also relates to the treatment of Series D Preferred Stock, Preferred Stock or any other class or classes of shares except for Excess Shares specifically), in each case, shall require the prior approval (by vote or written consent, as provided by law) of each BHCA Stockholder.

7.    Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. This Restated Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(C)    Founders Preferred Stock. The rights, preferences, privileges, and restrictions granted to and imposed on the Founders Preferred Stock are as set forth below in this Article IV(C). Unless otherwise described herein, section references in this Article IV(C) refer to sections of Article IV(C).

1.    Dividend Rights. Subject to the preference accorded in Article IV(B) to holders of Preferred Stock, the holders of shares of Founders Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends (other than payable solely in Common Stock or Common Stock Equivalents as defined below) as may be declared from time to time by the Board of Directors on a pro rata basis with the holders of Preferred Stock and Common Stock, based on the number of shares of Common Stock held by each (assuming conversion of all the Founders Preferred Stock into Class B Common Stock).

2.    Liquidation. In the event of any liquidation, dissolution, winding up of the Corporation, or any Liquidation Transaction either voluntary or involuntary, the remaining assets of the Corporation available for distribution to stockholders, subject to the preference accorded to holders of Preferred Stock in Section 2 of Article IV(B), shall be distributed among the holders of the Founders Preferred Stock and the Common Stock pro rata based upon the number of shares of Common Stock held by each (assuming conversion of all the Founders Preferred Stock into Class A Common Stock).

3.    Redemption. The Founders Preferred Stock is not mandatorily redeemable.

4.    Conversion. The holders of the Founders Preferred Stock shall have conversion rights as follows:

(a)    Conversion to Class A Common Stock. Subject to Section 4(a)(ii) below, each share of Founders Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing $0.10 by the Conversion Price applicable to such shares, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. Any transfer of shares of Founders Preferred Stock that is neither (i) made in connection with an Equity Financing (as such term is defined in Section 4(b) below), nor (ii) authorized by a majority of the Board of Directors of the Corporation, shall be deemed an election of an option to convert such shares into Class A Common Stock and each such transferred share of Founders Preferred Stock shall automatically convert into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing $0.10 by the Conversion Price applicable to such share, determined as hereafter provided, effective immediately prior to such transfer. The initial Conversion Price per share of Founders Preferred Stock shall be $0.10. Such initial Conversion Price shall be subject to adjustment as set forth in Section 4(a)(iii) below.

(i)    Automatic Conversion. Each share of Founders Preferred Stock shall automatically be converted into shares of Class A Common Stock at the Conversion Price at the time in effect for such share immediately upon the earlier of (A) except as provided below in Section 4(a)(ii), the Corporation’s sale of its Common Stock in a Qualified IPO or (B) the date specified by vote or written consent or agreement of the holders of a majority of the then outstanding shares of Founders Preferred Stock voting together as a single class.

(ii)    Mechanics of Conversion. Before any holder of Founders Preferred Stock shall be entitled to convert the same into shares of Class A Common Stock, the holder shall (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such Founders Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class A Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Founders Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such Founders Preferred Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such Founders Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Class A Common Stock upon conversion of such Founders Preferred Stock shall not be deemed to have converted such Founders Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with the automatic conversion provisions of Section 4(a)(i)(B) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the person entitled to receive shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Class A Common Stock as of such date.

(iii)    Conversion Price Adjustments of Founders Preferred Stock for Certain Splits and Combinations. The Conversion Price of the Founders Preferred Stock shall be subject to adjustment from time to time as follows:

(A)    Stock Splits and Dividends. In the event the Corporation should at any time or from time to time after the date upon which any shares of Founders Preferred Stock were first issued (the “Founders Preferred Issue Date”) fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Founders Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time as provided in Section 4(a)(iii)(C) below.

(B)    Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Founders Preferred Issue Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Founders Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such Founders Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(C)    The following provisions shall apply for purposes of this Section 4(a)(iii):

(1)    The aggregate maximum number of shares of Common Stock deliverable upon conversion or exercise of any Common Stock Equivalents (assuming the satisfaction of any conditions to convertibility or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) shall be deemed to have been issued at the time such Common Stock Equivalents were issued.

(2)    In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion or exercise of any Common Stock Equivalents including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Founders Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such Common Stock Equivalents.

(3)    Upon the termination or expiration of the convertibility or exercisability of any such Common Stock Equivalents, the Conversion Price of the Founders Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents which remain convertible or exercisable) actually issued upon the conversion or exercise of such Common Stock Equivalents.

(iv)    No Fractional Shares and Certificate as to Adjustments. No fractional shares shall be issued upon the conversion of any share or shares of the Founders Preferred Stock, and the number of shares of Class A Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Founders Preferred Stock the holder is at the time converting into Class A Common Stock and the number of shares of Class A Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(v)    Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Founders Preferred Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such Founders Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such Founders Preferred Stock, in addition to such other remedies as shall be available to the holder of such Founders Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

(b)    Right to Convert to Subsequent Preferred Stock. If one or more shares of Founders Preferred Stock are transferred by the holder(s) thereof in connection with, or at any time following, an Equity Financing (as defined below), then immediately upon the closing of such transfer (the “Transfer Date”), each such share of Founders Preferred Stock shall automatically convert into shares of preferred stock (“Subsequent Preferred Stock”), issued and sold in the then most recently completed Equity Financing at the Conversion Ratio (as defined below). “Conversion Ratio” shall mean, for each Equity Financing, one divided by the number of shares of Common Stock into which a share of Subsequent Preferred Stock issued in such Equity Financing is convertible as of the Transfer Date, and “Equity Financing” shall mean an equity financing of the Corporation in which the Corporation signs a purchase agreement and sells and issues Subsequent Preferred Stock of the Corporation. By way of example only, in the event that one share of Subsequent Preferred Stock issued in the Equity Financing is convertible into two shares of Common Stock, the Conversion Ratio shall be one-half (1/2).

No fractional shares shall be issued upon a conversion and the aggregate number of shares of Subsequent Preferred Stock to be issued to an investor in a conversion shall be rounded down to the nearest whole share and the Corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Founders Preferred Stock the holder is at the time converting and the number of shares of Subsequent Preferred Stock issuable upon such conversion.

(c)    No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Founders Preferred Stock against impairment.

(d)    Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Founders Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation. Any notice required by the provisions of this Section 4 to be given to the Corporation shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to the Corporation’s Board of Directors at the principal business address of the Corporation.

5.    Voting Rights. Except as expressly provided by this Certificate of Incorporation or as provided by law, the holders of Founders Preferred Stock shall have the same voting rights as the holders of the Class A Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and the holders of Common Stock, Preferred Stock and Founders Preferred Stock shall vote together as a single class on all matters. For the avoidance of doubt, the holders of Founders Preferred Stock shall not be entitled to vote as Preferred Stock on any matters for which only the Preferred Stock (but not the Common Stock) vote. The holder of each share of Founders Preferred Stock shall have the right to the number of votes to which a share of Class A Common Stock is entitled for each share of Class A Common Stock into which such Founders Preferred Stock could then be converted (e.g., as of the Filing Date, a holder of two (2) shares of Founders Preferred Stock as of the Filing Date would have the right to an aggregate of twenty (20) votes for the two (2) shares of Founders Preferred Stock held by such holder). Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Founders Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). The number of authorized shares of Founders Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

6.    Status of Converted Stock. In the event any shares of Founders Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. This Restated Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(D)    Common Stock. The rights, preferences, privileges, and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(D). Unless otherwise described herein, section references in this Article IV(D) refer to sections of Article IV(D).

1.    Dividend Rights. Subject to the preference accorded in Article IV(B) to holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors on a pro rata basis with the holders of the Preferred Stock and Founders Preferred Stock based on the number of shares of Common Stock held by each (assuming conversion of all the Founders Preferred Stock into Class A Common Stock).

2.    Liquidation Rights. In the event of any liquidation, dissolution, winding up of the Corporation, or any Liquidation Transaction (as defined below) either voluntary or involuntary, the remaining assets of the Corporation available for distribution to stockholders, subject to the preference accorded to holders of Preferred Stock in Section 2 of Article IV(B), shall be distributed among the holders of the Founders Preferred Stock and the Common Stock pro rata based upon the number of shares of Common Stock held by each (assuming conversion of all the Founders Preferred Stock into Class A Common Stock).

3.    Redemption. Except in connection with the BHCA Put Right, the Common Stock is not mandatorily redeemable.

4.    Conversion. The holders of the Class A Common Stock shall have conversion rights as follows:

(a)    Right to Convert to Class B Common Stock. Subject to Section 4(a)(ii) below, each share of Class A Common Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing $0.10 by the Conversion Price applicable to such shares, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share shall be $0.10 in the case of the Class A Common Stock. Such initial Conversion Prices shall be subject to adjustment as set forth in Section 4(a)(iii) below.

(i)    Automatic Conversion. Each share of Class A Common Stock shall automatically be converted into shares of Class B Common Stock at the Conversion Price then in effect for such share immediately upon the date specified by vote or written consent of the holders of a majority of the then outstanding shares of Class A Common Stock, voting together as a single class.

(ii)    Mechanics of Conversion. Before any holder of Class A Common Stock shall be entitled to convert the same into shares of Class B Common Stock, the holder shall (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such Class A Common Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class B Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class A Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class B Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such Class A Common Stock to be converted, and the person or persons entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such Class A Common Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Class B Common Stock upon conversion of such Class A Common Stock shall not be deemed to have converted such Class A Common Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with the automatic conversion provisions of Section 4(a)(i) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the person entitled to receive shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Class B Common Stock as of such date.

(iii)    Conversion Price Adjustments of Class A Common Stock for Certain Splits and Combinations. The Conversion Price of the Class A Common Stock shall be subject to adjustment from time to time as follows:

(A)    Stock Splits and Dividends. In the event the Corporation should at any time or from time to time after the date upon which any shares of Class A Common Stock were first issued (the “Class A Issue Date”) fix a record date for the effectuation of a split or subdivision of the outstanding shares of Class B Common Stock or the determination of holders of Class B Common Stock entitled to receive a dividend or other distribution payable in additional shares of Class B Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Class B Common Stock (hereinafter referred to as “Class B Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Class B Common Stock or the Class B Common Stock Equivalents (including the additional shares of Class B Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Class A Common Stock shall be appropriately decreased so that the number of shares of Class B Common Stock issuable on conversion of each share of such stock shall be increased in proportion to such increase of the aggregate of shares of Class B Common Stock outstanding and those issuable with respect to such Class B Common Stock Equivalents with the number of shares issuable with respect to Class B Common Stock Equivalents determined from time to time as provided in Section 4(a)(iii)(C) below.

(B)    Reverse Stock Splits. If the number of shares of Class B Common Stock outstanding at any time after the Class A Issue Date is decreased by a combination of the outstanding shares of Class B Common Stock, then, following the record date of such combination, the Conversion Price for the Class A Common Stock shall be appropriately increased so that the number of shares of Class B Common Stock issuable on conversion of each share of such Class A Common Stock shall be decreased in proportion to such decrease in outstanding shares.

(C)    The following provisions shall apply for purposes of this Section 4(a)(iii):

(1)    The aggregate maximum number of shares of Class B Common Stock deliverable upon conversion or exercise of any Class B Common Stock Equivalents (assuming the satisfaction of any conditions to convertibility or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) shall be deemed to have been issued at the time such Class B Common Stock Equivalents were issued.

(2)    In the event of any change in the number of shares of Class B Common Stock deliverable or in the consideration payable to the Corporation upon conversion or exercise of any Class B Common Stock Equivalents including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Class A Common Stock, to the extent in any way affected by or computed using such Class B Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Class B Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such Class B Common Stock Equivalents.

(3)    Upon the termination or expiration of the convertibility or exercisability of any such Class B Common Stock Equivalents, the Conversion Price of the Class A Common Stock, to the extent in any way affected by or computed using such Class B Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Class B Common Stock (and Class B Common Stock Equivalents which remain convertible or exercisable) actually issued upon the conversion or exercise of such Class B Common Stock Equivalents.

(iv)    No Fractional Shares and Certificate as to Adjustments. No fractional shares shall be issued upon the conversion of any share or shares of the Class A Common Stock, and the number of shares of Class B Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Class A Common Stock the holder is at the time converting into Class B Common Stock and the number of shares of Class B Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(v)    Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Class A Common Stock, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such Class A Common Stock and all shares of Class A Common Stock that may be or become issuable upon the conversion of Preferred Stock pursuant to this Restated Certificate; and if at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to effect the conversion of such shares of such Class A Common Stock, in addition to such other remedies as shall be available to the holder of such Class A Common Stock or Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

(b)    No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Class A Common Stock against impairment.

(c)    Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Class A Common Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation. Any notice required by the provisions of this Section 4 to be given to the Corporation shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to the Corporation’s Board of Directors at the principal business address of the Corporation.

5.    Voting Rights. Each holder of Class A Common Stock shall have the right to ten (10) votes per share of Class A Common Stock, and each holder of Class B Common Stock shall have the right to one (1) vote per share of Class B Common Stock. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.    Subject to compliance with Article IV(B)(6) above, the number of authorized shares of Class A Common Stock and/or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

ARTICLE V

Except as otherwise set forth herein, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

(A)    To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

(B)    The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

(C)    Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE IX

In accordance with Section 500 of the California Corporations Code, a distribution can be made without regard to any preferential dividends arrears amount (as defined in Section 500 of the California

Corporations Code) or any preferential rights amount (as defined in Section 500 of the California Corporations Code) in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of Common Stock or Preferred Stock in connection with the settlement of disputes with any stockholder, (iv) any other repurchase or redemption of Common Stock, Founders Preferred Stock or Preferred Stock approved by the Board of Directors of the Corporation and the holders of a majority of the then outstanding shares of Preferred Stock (excluding any Excess Shares), voting together as a single class on an as converted to Common Stock basis and (v) any repurchase made pursuant to the exercise of any BHCA Put Right.

ARTICLE X

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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4.    The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

5.    That said Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 2nd day of July, 2021.

/s/ Nima Ghamsari
Nima Ghamsari, Chief Executive Officer